Exhibit 99

NEWS

CONTACT:	Tom Marder
Marriott International Communications
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT CEO SAYS INTERNATIONAL MARKETS STILL STRONG BUT U.S. WEAKER THAN EXPECTED

NEW YORK, June 2, 2008 – Marriott International, Inc. (NYSE: MAR) chairman and chief executive officer J.W. Marriott, Jr. today said that company’s international lodging business continued to be strong but that softer demand trends were affecting the U.S. market.

Speaking at appearances connected with the New York University International Hospitality Industry Investment Conference, Mr. Marriott noted that year-to-date through April, the company’s international revenue per available room (RevPAR) increased nearly 10 percent on a constant dollar basis. He also said it was encouraging for Marriott’s profit performance that over a third of the company’s incentive management fees were derived from international properties.

According to Mr. Marriott, in the U.S., the company continues to see weak weekend leisure demand and is beginning to see softer mid-week demand. Group business is impacted by fewer last minute group bookings

Given these trends, Mr. Marriott said that, while the company expects its worldwide RevPAR in the second quarter to increase at the low end of the 3 to 5 percent growth range, the company is likely to report second quarter North American RevPAR growth of approximately 2 percent, compared to prior company guidance of 3 to 5 percent.

He noted that as expected in a weaker demand environment, the company’s revenue market share is improving.

While Mr. Marriott did not update RevPAR guidance for the full year 2008, he indicated that given recent trends, he would be surprised if North American RevPAR strengthened in the second half of the year.

Note: The RevPAR trends discussed in this press release are “forward-looking statements” within the meaning of federal securities laws and are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the uncertain environment in the lodging industry and the economy generally; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; and other risk factors identified in our most recent quarterly report on Form 10-Q; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, Inc. (NYSE:MAR) is a leading lodging company with more than 3,000 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons by Marriott Vacation Club, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Md., and had approximately 151,000 employees at 2007 year-end. It is ranked as the lodging industry’s most admired company and one of the best companies to work for by FORTUNE®, and has been recognized by the U.S. Environmental Protection Agency (EPA) with the 2007 Sustained Excellence Award and Partner of the Year since 2004. In fiscal year 2007, Marriott International reported sales from continuing operations of $13 billion. For more information or reservations, please visit our web site at www.marriott.com.

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